Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CLOSES EATON TOWERS TRANSACTION AND ANNOUNCES AGREEMENT TO ACQUIRE JOINT VENTURE STAKES IN GHANA AND UGANDA FROM MTN

Boston, Massachusetts - January 2, 2020 - American Tower Corporation (NYSE: AMT) announced today that it has closed its previously announced acquisition of Eaton Towers Holdings Limited (“Eaton Towers”), adding approximately 5,700 communications sites to its African portfolio. Total consideration for the acquisition, subject to certain post-closing adjustments, was approximately $1.85 billion, including the assumption of existing Eaton Towers debt.

The Company has also reached an agreement with MTN Group Limited (“MTN”) to acquire MTN’s minority stakes in each of the Company’s joint ventures in Ghana and Uganda for total consideration of approximately $523 million. The transaction is expected to close in the first quarter of 2020, subject to regulatory approval, and will result in a one-time impact for American Tower of approximately $65 million in 2020 from the payment of previously deferred cash interest related to joint venture debt.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 177,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations for the acquisition of MTN’s interests, the expected consideration for the transaction and the impact on our consolidated results. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2018, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended September 30, 2019, under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###